Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

CONVERSION RIGHT TRIGGERED FOR LABCORP’S LIQUID YIELD
OPTION™ NOTES DUE 2021 AND ZERO COUPON CONVERTIBLE SUBORDINATED
NOTES DUE 2021

Burlington, NC, April 1, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that its zero coupon subordinated Liquid Yield Option™ Notes due 2021 (LYONs) and Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) may be converted as set forth below.

LYONs are convertible into Common Stock of LabCorp at the conversion rate of 13.4108 per $1,000 principal amount at maturity of the LYONs, subject to the terms of the LYONs and the Indenture, dated as of September 11, 2001 between LabCorp and The Bank of New York, as trustee (Trustee) and conversion agent. The Zero Coupon Notes are convertible into cash and Common Stock of LabCorp, if any, subject to the terms of the Zero Coupon Notes and the Indenture, dated as of October 24, 2006 between LabCorp, the Trustee and the conversion agent.

In order to exercise the option to convert all or a portion of the LYONs or Zero Coupon Notes, holders must validly surrender their LYONs or Zero Coupon Notes at any time during the calendar quarter through the close of business at 5:00 p.m., New York City time, on Monday, June 30, 2008. The Trustee has informed LabCorp that, as of this date, all custodians and beneficial holders of the LYONs and Zero Coupon Notes hold the LYONs and Zero Coupon Notes through Depository Trust Company (DTC) accounts and that there are no certificated LYONs or Zero Coupon Notes in non-global form. Accordingly, all LYONs and Zero Coupon Notes surrendered for conversion must be delivered through the transmittal procedures of DTC.

This is the seventh consecutive quarter during which the LYONS and the Zero Coupon Notes have been convertible. To date, an insignificant number of LYONS and Zero Coupon Notes have been converted. There is $410,000 aggregate principal amount of LYONs outstanding at March 31, 2008, which upon conversion LabCorp would be required to settle in shares as described above. Should Zero Coupon Notes be converted, LabCorp would be required to pay holders in cash for the accreted principal amount of the securities to be converted, with the remaining amount, if any, to be satisfied with shares of Common Stock. The shares required for settlement of the LYONs and the Zero Coupon Notes are already included in LabCorp’s computation of fully diluted earnings per share.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.